Exhibit 99.1

GEORGIA-CAROLINA BANCSHARES REPORTS RECORD FIRST QUARTER EARNINGS AND INCREASE IN QUARTERLY DIVIDEND

April 23, 2013

Augusta, Georgia

Georgia-Carolina Bancshares, Inc. (GECR.OB), parent company of First Bank of Georgia, today reported 2013 first quarter net income of $2,307,000 ($0.65 per diluted common share), compared to $1,284,000 ($0.36 per diluted common share) for the three months ended March 31, 2012. This net income represents a 16.36% return on average equity and a 1.94% return on average assets (both annualized). Book value totaled $16.40 per common share at March 31, 2013, up from $14.28 at March 31, 2012.

Remer Y. Brinson III, President and CEO of the Company, stated “We are pleased to report a record quarter of net income. Due to the continued improvement in our asset quality, we have conservatively reduced our loan loss reserve, in accordance with sound banking practices and proper accounting standards. However, we continue to maintain a healthy loan loss reserve and see improvement in asset quality. In addition, non-interest income included an $806,000 benefit on an insurance policy owned by the bank.”

“Deposit growth remains strong and grew 6.36% (annualized) during the first quarter of the year. Loans, excluding loans held for sale, increased slightly during the first quarter and totaled $266,430,000.”

Brinson continued, “We are excited about the opening of our seventh branch location which is located in the Kroger shopping center in Evans, Ga. This office will be open in early May and we look forward to serving this vibrant market. Mrs. Phyllis Salazar, Vice President and Office Manager, will be relocating from our West Town Office to deliver the same outstanding service that she and First Bank are known for by our history.”

Georgia-Carolina Bancshares’ Board of Directors declared a quarterly cash dividend of $0.045 per share of common stock payable on May 14, 2013, to shareholders of record as of May 7, 2013. “This dividend represents a 12.5% increase in the $0.04 cash dividend paid in each of the previous four quarters,” Brinson stated. “This increased dividend is a reflection of the stability of Georgia-Carolina Bancshares, Inc. and reflects a 1.28% return (annualized) on the last traded stock price of $14.10.”

Georgia-Carolina Bancshares’ common stock is quoted on the OTC Bulletin Board under the symbol “GECR”. First Bank of Georgia conducts banking operations through offices in Richmond County (Augusta), Columbia County (Evans and Martinez), and McDuffie County (Thomson), Georgia and operates mortgage origination offices in Augusta and Savannah, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Balance Sheets

(dollars in thousands, except share and per share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS

Cash and due from banks	$21,524	$30,279
Securities available-for-sale	138,302	132,760

Loans	266,430	265,831
Allowance for loan losses	(5,490)	(5,954)
Loans, net	260,940	259,877

Loans held for sale at fair value	34,295	48,432
Bank-owned life insurance	10,085	10,001
Bank premises and fixed assets	9,119	8,790
Accrued interest receivable	1,754	1,772
Other real estate owned, net of allowance	5,235	5,876
Federal Home Loan Bank stock	697	1,865
Other assets	7,758	6,523

Total assets	$489,709	$506,175

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
Non-interest bearing	$71,995	$70,880
Interest-bearing:
NOW accounts	55,326	57,482
Savings	63,594	64,236
Money market accounts	67,875	54,982
Time deposits of $100,000, and over	107,407	111,537
Other time deposits	57,385	57,839
Total deposits	423,582	416,956

Federal Home Loan Bank and other borrowings	-	25,028
Repurchase agreements	2,959	3,333
Other liabilities	4,862	4,533

Total liabilities	431,403	449,850

Shareholders' equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	-	-
Common stock, par value $.001; 9,000,000 shares authorized; 3,555,283 and 3,528,296 shares issued and outstanding	4	4
Additional paid-in-capital	15,777	15,687
Retained earnings	41,342	39,177
Accumulated other comprehensive income	1,183	1,457
Total shareholders' equity	58,306	56,325
Total liabilities and shareholders' equity	$489,709	$506,175

GEORGIA-CAROLINA BANCSHARES, INC.

Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
Interest income	2013	2012
Interest and fees on loans	$3,884	$4,611
Interest on taxable securities	514	514
Interest on nontaxable securities	116	111
Interest on Federal funds sold and other interest	6	20
Total interest income	4,520	5,256

Interest expense
Interest on time deposits of $100,000 or more	282	470
Interest on other deposits	281	377
Interest on funds purchased and other borrowings	6	225
Total interest expense	569	1,072

Net interest income	3,951	4,184

Provision for loan losses	(602)	305

Net interest income after provision for loan losses	4,553	3,879

Noninterest income
Service charges on deposits	370	356
Mortgage banking activities	2,004	2,108
Gain on sale of securities	13	-
Other income/loss	1,402	457

Total noninterest income	3,789	2,921

Noninterest expense
Salaries and employee benefits	3,074	2,942
Occupancy expenses	368	397
Other real estate expenses	159	212
Other expenses	1,612	1,415
Total noninterest expense	5,213	4,966

Income before income taxes	3,129	1,834

Income tax expense	822	550

Net income	$2,307	$1,284

Net income per share of common stock
Basic	$0.65	$0.36
Diluted	$0.65	$0.36

Dividends per share of common stock	$0.04	$-